Exhibit 99.1

Horsehead Update on Mooresboro, NC Facility

PITTSBURGH--(BUSINESS WIRE)--July 8, 2014--Horsehead Holding Corp. (NASDAQ: ZINC) today issued an update on operations at its Mooresboro, North Carolina zinc production facility. The Company reported that the facility produced over 2,900 tons of zinc metal in June, 2014, a rate of approximately 23% of design capacity which was better than internal projections for the first month of an expected six month ramp up. Zinc feedstock produced from the Company's recycling operations in excess of the requirement for the Mooresboro plant were sold as either zinc calcine or waelz oxide. The Company further announced that the facility will be taking a temporary outage due to the need to repair, upgrade and replace some of the mixing components in a series of tanks. The Company believes this work can be accomplished within approximately two to three weeks and for minimal cost. The Company also reported that the construction of the co-product recovery circuit designed to recover lead and silver is mechanically complete, commissioning has started and is expected to occur for the next few weeks before metal concentrate production begins.

James Hensler, the Company’s President and CEO issued the following statement: “We are pleased by the faster than expected ramp-up during the initial month of operation of Mooresboro. This temporary outage, though not uncommon in start-up situations, represents a minor setback in the short-term but, should result in more reliable and sustainable operations in the long-run.”

About Horsehead

Horsehead Holding Corp. (“Horsehead”) (Nasdaq: ZINC) is the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products and a leading recycler of electric arc furnace dust; The International Metals Reclamation Company (“INMETCO”), a leading recycler of metals-bearing wastes and a leading processor of nickel-cadmium (NiCd) batteries in North America; and Zochem Inc., a zinc oxide producer located in Brampton, Ontario. Horsehead, headquartered in Pittsburgh, Pa., employs approximately 700 people and has seven facilities throughout the U.S. and Canada. Visit www.horsehead.net for more information.

Cautionary Statement about Forward-Looking Statements

This press release contains forward-looking statements, including statements about business outlook, future operating levels, proposed and potential initiatives and strategy, financial and performance targets and statements about historical results that may suggest trends for our business. These statements are based on assumptions, estimates and information available to us at the time of this press release and are not guarantees of future performance. Our actual results, performance or achievement could differ materially from those expressed in, or implied by, the forward–looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of our filings with the Securities and Exchange Commission for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

CONTACT:
Horsehead Corporation
Ali Alavi, Vice President, 724-773-2212